                                                                   Exhibit 10.14


                          PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                         DUKE ENERGY FIELD SERVICES, LP

                                      AND

                         REGENCY GAS SERVICES WAHA, LP

                                      DATED
                                JANUARY 29, 2004

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----

ARTICLE I CERTAIN DEFINITIONS                                                               1

        1.1      Certain Defined Terms                                                     12
        1.2      Other Definitional Provisions                                             12
        1.3      Headings                                                                  12
        1.4      Other Terms                                                               12

ARTICLE II THE TRANSACTION                                                                 12

        2.1      The Transaction                                                           12
        2.2      Purchase Price                                                            13
        2.3      Purchase Price Allocation                                                 13
        2.4      Deposit                                                                   13

ARTICLE III OTHER TRANSACTIONS, PRORATIONS AND                                             13
SETTLEMENT

        3.1      Other Transactions                                                        13
        3.2      Prorations                                                                14
        3.3      Preliminary Settlement Statement                                          14
        3.4      Final Settlement Statement                                                15
        3.5      Dispute Procedures                                                        15
        3.6      Payments                                                                  15
        3.7      Special Adjustments                                                       15

ARTICLE IV ASSUMED OBLIGATIONS                                                             16

        4.1      Assumption of Assumed Obligations                                         16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF DEFS                                           16

        5.1      Organization, Good Standing, and Authority                                16
        5.2      Enforceability                                                            16
        5.3      No Conflicts                                                              16
        5.4      Consents, Approvals, Authorizations and Governmental Regulations;
                 Permits                                                                   17
        5.5      Taxes                                                                     17
        5.6      Litigation; Compliance with Laws                                          18
        5.7      Contracts                                                                 18
        5.8      Intellectual Property                                                     18
        5.9      Preferential Rights to Purchase                                           19
        5.10     Broker's or Finder's Fees                                                 19
        5.11     Condemnation                                                              19
        5.12     Benefit Plan Liabilities                                                  19
        5.13     No Foreign Person                                                         19
        5.14     Bankruptcy                                                                19

        5.15     Advance Receipts/Purchases; Gas Contracts                                 19
        5.16     Rental Payments on Real Property Interests                                19
        5.17     Eminent Domain                                                            19
        5.18     Operating Statements                                                      19

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER                                         20

        6.1      Organization, Good Standing, and Authorization                            20
        6.2      Enforceability                                                            20
        6.3      No Conflicts                                                              20
        6.4      Consents, Approvals, Authorizations and Governmental
                 Regulations                                                               20
        6.5      Litigation                                                                21
        6.6      Independent Investigation                                                 21
        6.7      Broker's or Finder's Fees                                                 22
        6.8      Available Funds                                                           22

ARTICLE VII COVENANTS                                                                      22

         7.1     Conduct of Business                                                       22
         7.2     Casualty Loss                                                             23
         7.3     Access, Information and Access Indemnity                                  24
         7.4     Environmental Matters and Post-Closing Access                             24
         7.5     [Intentionally omitted.]                                                  25
         7.6     DEFS' Right to Terminate                                                  25
         7.7     Names                                                                     25
         7.8     Regulatory Filings; Hart-Scott-Rodino Filing                              25
         7.9     Preservation of Records                                                   26
         7.10    Accounting for Excess Inventory                                           26
         7.11    Imbalances                                                                26
         7.12    Suspense Account Funds                                                    27
         7.13    Capital Projects                                                          27
         7.14    Employees                                                                 27
         7.15    Like-kind Exchange                                                        30
         7.16    Credits and Receipts                                                      30
         7.17    Previously Obtained Consents                                              30
         7.18    Vehicles                                                                  30
         7.19    Cooperation and Reasonable Efforts                                        31

ARTICLE VIII CONDITIONS TO CLOSING                                                         31

         8.1     DEFS' Conditions                                                          31
         8.2     BUYER's Conditions                                                        31

ARTICLE IX CLOSING                                                                         32

         9.1     Time and Place of Closing                                                 32
         9.2     Deliveries at Closing. At the Closing                                     32

ARTICLE X TERMINATION                                                                      33

        10.1    Termination at or Prior to Closing                                         33
        10.2    Effect of Termination                                                      34

ARTICLE XI INDEMNIFICATION                                                                 34

        11.1    Indemnification by BUYER                                                   34
        11.2    Indemnification by DEFS                                                    34
        11.3    Deductibles, Caps, Survival and Certain Limitations                        35
        11.4    Notice of Asserted Liability; Opportunity to Defend                        36
        11.5    Exclusive Remedy                                                           38
        11.6    Negligence and Strict Liability Waiver                                     38
        11.7    DTPA Waiver                                                                39
        11.8    Limitation on Damages                                                      39
        11.9    Bold and/or Capitalized Letters                                            39

ARTICLE XII MISCELLANEOUS PROVISIONS                                                       39

        12.1    Expenses                                                                   39
        12.2    Further Assurances                                                         39
        12.3    Apportionment of Property Taxes; Transfer Taxes;                           40
                and Recording Fees
        12.4    Assignment                                                                 40
        12.5    Entire Agreement, Amendments and Waiver                                    41
        12.6    Severability                                                               41
        12.7    Counterparts                                                               41
        12.8    Governing Law, Dispute Resolution and Arbitration                          41
        12.9    Notices and Addresses                                                      44
        12.10   Press Releases                                                             45
        12.11   Offset                                                                     45
        12.12   No Partnership; Third Party Beneficiaries                                  45
        12.13   Negotiated Transaction                                                     46


 EXHIBITS

 A-l    Form of Coyanosa Processing Contract
 A-2    Form of Coyanosa Treating Contract
 A-3    Form of Coyanosa Gas Sales Contract
 B      Form of Transition Services Agreement
 C-l    Legal Opinion of DEFS
 C-2    Legal Opinion of BUYER
 D      Form of Operating Agreement
 E      Operating Statements
 F      Environmental Insurance Commitment Letter
 G      Form of Assignment, Bill of Sale and Conveyance Agreement

SCHEDULES
1.1              Map of Assets
1.1(a)           Plant Facilities
1.1(b)           Real Property Interests
1.1(c)           Permits
1.1(d)           Personal Property
1.1(e)           Contracts
1.1(f)           Intellectual Property
1.1(g)           Permitted Encumbrances
1.1(h)           Post Closing Consents
1.1(i)           BUYER's Knowledge
1.1(j)           Excluded Assets
1.1(k)           DEFS' Knowledge
1.1(l)           Air Issues
2.3              Purchase Price Allocation
3.7              Special Adjustments
5.4(a)           DEFS Consents, Approvals and Authorizations
5.4(b)           Permit Matters
5.5              Taxes
5.6              Litigation
5.7              Contract Matters
5.8              Intellectual Property Matters
5.9              Preferential Purchase Rights
6.4              BUYER Consents, Approvals and Authorizations
7.3              Confidential and Privileged Information
7.4              Environmental Insurance
7.11             Imbalances
7.12             Suspense Account Funds
7.13             Capital Projects
7.14(e)(i)       Severance Formula
11.2(c)          Certain Indemnified Matters

                           PURCHASE AND SALE AGREEMENT


THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated January 29, 2004 is between Duke Energy Field Services, LP, a Delaware limited partnership ("DEFS") and Regency Gas Services Waha, LP ("BUYER"). BUYER and DEFS are sometimes referred to collectively herein as the "Parties" and individually as a "Party".

                                    RECITALS

         A.       DEFS owns one hundred percent (100%) of the Assets; and

         B. DEFS has agreed to sell to BUYER, and BUYER has agreed to purchase from DEFS, the Assets on the terms and subject to the conditions set forth in this Agreement.

         FOR AND IN CONSIDERATION of the premises and of the mutual covenants contained herein, the Parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

         "Affiliate" shall mean, when used with respect to a specified Person, any other Person controlling, directly controlled by or under common control with the specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities or by contract; and the term "controlled" has the meanings correlative to the foregoing. Notwithstanding the foregoing, the term "Affiliate" when applied to DEFS shall not include Duke Energy Corporation, a Delaware corporation or ConocoPhillips, a Delaware corporation, or any entities owned, directly or indirectly by Duke Energy Corporation or ConocoPhillips, other than Duke Energy Field Services, LLC, a Delaware limited liability company and its subsidiaries (but excluding Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company, TEPPCO Partners L.P., a Delaware limited partnership, and any Person owned, directly or indirectly by Texas Eastern Products Pipeline Company, LLC or TEPPCO Partners L.P.).

         "Arbitrable Dispute" means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.

         " Arbitration Rules" shall have the meaning given such term in Section 12.8.

         "Assets" shall mean all of the following assets and properties, but excluding the Excluded Assets:

                  (a) Plants and Stations. All gas processing plants, treaters, dehydration units, compressor stations, warehouses, field offices, control buildings and other associated plant facilities that are used or held for use in connection with the ownership, operation or maintenance of the System, including those described on Schedule 1.1(a) (collectively, the "Plant Facilities");

                  (b) Real Property Interests. All fee properties, rights-of-way, easements, surface use agreements, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the Plant Facilities, including those described on Schedule 1.1(b), and all other real property on or under the Plant Facilities, pipelines and gathering facilities generally described on the System Map, and all fixtures, pipelines, gathering facilities, buildings and improvements located thereon or appertaining thereto (collectively, the "Real Property Interests");

                  (c) Permits. All permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are necessary for, used, or held for use exclusively for or in connection with, the ownership, use, operation or maintenance of the Assets to the extent assignable to BUYER, including those Permits more particularly described on Schedule 1.1(c) (collectively, the "Permits");

                  (d) Personal Property. All tangible personal property of every kind and nature, which is necessary for, used, or held for use primarily for or in connection with, the ownership, operation or maintenance of the Assets, including field equipment, office equipment, fixtures, tools, motor vehicles, instruments, spare parts, machinery, computer equipment, telecommunications equipment, supplies and materials, including those items of personal property more particularly described on Schedule. 1.1(d) and all hydrocarbon inventory of the System, including linefill (collectively, the "Personal Property");

                  (e) Contract Rights. All contracts that relate to the ownership, operation or maintenance of the Assets, including all gas and liquids purchase and sales agreements, gas storage agreements, gas and liquids transportation agreements, equipment and vehicle leases, rental contracts, gathering, treating and processing agreements, interconnect agreements, compression service and other service agreements, including those contracts or agreements described on
         Schedule 1.1(e) and the TEPPCO Contract, but not including the Excluded Assets or the Real Property Interests (collectively, the "Contracts").

                  (f) Intellectual Property. All technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used exclusively in connection with the operation of the Assets, including the computer files and records described on Schedule 1.1(f) (collectively, the "Intellectual Property").

                  (g) Imbalances. All Imbalance Receivables.

                  (h) Books and Records. All contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies which relate to the Assets or which are used, useful, or held for use in connection with the Assets or the ownership, operation or maintenance of the Assets (collectively, the "Records").

                  (i) Incidental Rights. All of the following insofar as the same are attributable or relate to any of the Assets described in clauses (a) through (h): (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to and/or take possession of such Assets, and (iii) to the extent arising out of any period of time in which BUYER is liable to Third Persons in respect of the Assets, the benefit of and right to enforce all covenants, warranties, indemnities, guarantees and suretyship agreements relating exclusively to the Assets running in favor of DEFS, any of its Affiliates or any previous owner, but only to the extent of any rights thereunder which are assignable by DEFS to BUYER, and excluding any such indemnities, guaranties and suretyship agreements provided by any previous owner of the System.

         "Assumed Obligations" shall have the meaning given such term in Section 4.1.

         "Benefit Plan" shall mean any of the following that is sponsored, maintained or adopted by DEFS, or with respect to which DEFS has any liability with respect to DEFS' ownership or operation of the Assets: (a) any employee welfare benefit plan or employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.

         "Business Day" shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.

         "Business Employee" shall have the meaning given such term in Section 7.14.

         "BUYER" shall mean Regency Gas Services Waha, LP, a Delaware limited partnership.

         "BUYER Indemnitees" shall have the meaning given such term in Section 11.2.

         "BUYER'S Knowledge" or the "Knowledge of BUYER" or any similar term, shall mean the actual knowledge of (i) any officer of BUYER or any of its Affiliates having a title of vice president or higher or (ii) any of the individuals listed on Schedule 1.1 (i)

         "BUYER Required Consents" shall have the meaning given in Section 6.4.

         "Capital Projects" shall have the meaning given such term in Section 7.13.

         "Casualty Loss" shall mean, with respect to all or any portion of the Assets, destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking occurring after the date hereof, of all or any portion of the Assets.

         "Claim" shall mean any demand, demand letter, claim or notice of noncompliance or violation or Proceeding.

         "Claim Notice" shall have the meaning given such term in Section
11.3(c).

         "Closing" shall have the meaning given such term in Section 9.1.

         "Closing Date" shall have the meaning given such term in Section 9.1.

         "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" shall mean the Confidentiality Agreement between DEFS and Regency Gas Services Company, L.L.C. dated January 6, 2004.

         "Continuing Employee" shall have the meaning given such term in Section 7.14(c).

         "Contracts" shall have the meaning given such term in the definition of Assets.

         "Coyanosa Contract" shall mean, collectively, the Gas Processing Contract, Gas Treating Contract and Gas Sales Contract between DEFS and BUYER in the form of the attached Exhibits A-l, A-2 and A-3, respectively.

         "Defensible Title" shall mean, as to the Assets, such title to the Assets that vests BUYER with indefeasible title in and to the Assets free and clear of Liens other than Permitted Encumbrances.

         "DEFS" shall mean Duke Energy Field Services, LP, a Delaware limited partnership.

         "DEFS Indemnitees" shall have the meaning given such term in Section 11.1.

         "DEFS' Knowledge" or the "Knowledge of DEFS" or any similar term, shall mean the actual knowledge of (i) any officer of DEFS or any of its Affiliates having a title of vice president or higher or (ii) any of the individuals listed on Schedule 1.1(k).

         "DEFS Property Tax" shall have the meaning given such term in Section 12.3(a).

         "DEFS Required Consents" shall have the meaning given such term in
Section 5,4(a).

         "Deposit" shall have the meaning given such term in Section 2.4.

         "DOJ" shall mean the Department of Justice of the federal government of the United States of America.

         "Effective Time" shall mean 12:01 A.M. Subject Time on the Closing
Date.

         "Environmental Defect" shall mean (a) any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the presence, generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials occurring prior to the Effective Time and for which remedial action is required (or if such defect were known, would be required) under Environmental Laws in effect at the Effective Time, (b) any Third Person Claim which is brought against DEFS and is based on the release or migration of Hazardous Materials in violation of Environmental Law prior to the Effective Time on or from any of the Assets, or (c) any conditions that could reasonably be expected to result in a Third Person Claim being brought against DEFS or BUYER and which is based on the release or migration of Hazardous Materials in violation of Environmental Law prior to the Effective Time on or from any of the Assets.

         "Environmental Law" shall mean any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence and as amended at the Effective Time pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.

         "Environmental Insurance" shall mean an environmental risk insurance policy with the terms set forth in Schedule 7.4 from an A + AM Best rated insurance company, with the terms and company both reasonably acceptable to DEFS, which covers pre-Closing environmental liabilities on the Assets and names DEFS and its Affiliates as additional insureds and which is fully paid up and subject to no contingencies at Closing; it being agreed that the environmental risk insurance policy described in the commitment letter attached hereto as Exhibit F and the insurer named therein are irrevocably accepted by DEFS.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any Person, who is, on or before the Effective Time, under common control with DEFS within the meaning of section 414 of the Code.

         "Excess Inventory" shall mean all natural gas liquids included in the Assets above the minimum operating inventory.

         "Excluded Assets" shall mean all of the following:

                  (a) All deposits, cash, checks, funds and accounts receivable and other rights to payment arising from or relating to the operation of the System with respect to any period of time prior to the Effective Time;

                  (b) Claims of DEFS for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;

                  (c) All work product of DEFS' attorneys and records relating to the negotiation and consummation of the transactions contemplated hereby that are subject to a valid attorney-client privilege;

                  (d) All real property, personal property, contracts, intellectual property, Permits, rolling stock, field vehicles, office computers or other equipment (or any leases or licenses of the foregoing) that are described on Schedule 1.1 (j) (including the two maps attached thereto);

                  (e) All office equipment and accessories that are located at offices other than (i) the Plant Facilities or (ii) the field offices included in the Assets;

                  (f) All computer software that either cannot be assigned to BUYER pursuant to the terms of any license therefore or requires a consent to transfer;

                  (g) All contracts or agreements that do not relate exclusively to the ownership, operation or maintenance of the Assets except for (i) the TEPPCO Contract and (ii) to the extent that they cover or are dedicated to the Assets or any part thereof, gathering, treating and processing agreements and agreements whereby DEFS purchases gas or natural gas liquids.

                  (h) All swaps, futures or other similar derivative-based transactions;

                  (i) Rights to claim coverage or benefits under DEFS or its Affiliates' insurance policies or coverage; and

                  (j) That certain Lubricant Sales Agreement dated November 30, 1998 between DEFS and Lubrication Services, LLC

         "Exhibits" shall mean any and/or all of the exhibits attached to and made a part of this Agreement.

         "Final Settlement Statement" shall have the meaning given such term in
Section 3.4.

         "FTC" shall mean the Federal Trade Commission of the United States of America.

         "Governmental Authorities" shall mean (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

         "Hazardous Materials" shall mean: (a) any chemicals, materials or substances defined or included in the definition of "hazardous substances," "hazardous materials," "toxic substances," "solid wastes," "pollutants," "contaminants," or words of similar import, under any Environmental Law, (b) any radioactive materials (other than naturally occurring radioactive materials), friable asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (d) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Imbalance" shall mean all hydrocarbon imbalances between DEFS and a Third Person relating to or arising out of the operation of the Assets that exist at the Effective Time.

         "Imbalance Payable" shall mean an Imbalance related to a Contract owed by DEFS to a Third Party.

         "Imbalance Receivable" shall mean an Imbalance related to a Contract owed by a Third Party to DEFS.

         "Indemnified Party" or "Indemnitee" shall have the meaning given such term in Section 11.4(a).

         "Indemnifying Party" or "Indemnitor" shall have the meaning given such term in Section 11.4(a).

         "Independent Accountants" shall mean Ernst & Young.

         "Interest Rate" shall mean a per annum rate of interest equal to the lesser of (a) the prime rate of interest by Citibank, N.A. plus one percent (1%), which rate shall change when and as such prime rate changes, or (b) the maximum non-usurious rate of interest permitted to be charged under applicable Law.

         "Laws" shall mean all applicable statutes, laws, regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

         "Lien" shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.

         "Loss" or "Losses" shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, costs of Remediation, fees, costs of defense and reasonable attorneys' fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

         "Material Adverse Effect" shall mean a single event, occurrence or fact, or series of events, occurrences or facts, that, alone or together with all other adverse events, occurrences or facts (a) would have an effect that is materially adverse to the operation, use or value of the Assets taken as a whole, or (b) would result in the prohibition of or material delay in the consummation of, or other material adverse effect on, the transactions contemplated by this Agreement, excluding (in each case) matters that are generally industry-wide developments or changes.

         "Notice Period" shall have the meaning given such term in Section 11.4(c).

         "Operating Agreement" shall mean an Operating Agreement in the form of the attached Exhibit D.

         "Operating Statements" shall mean the FYE ECON/STATS and Operating Cost Detail for calendar years 2002 and 2003 covering the Assets that are attached to this Agreement as Exhibit E.

         "Permits" shall have the meaning given such term in the definition of Assets.

         "Permitted Encumbrances" shall mean the following:

                  (a) As of the date hereof, terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring the Real Property Interests, or in any Permit or Contract;

                  (b) Liens for property Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings);

                  (c) mechanic's, materialmen's, repairmen's and other statutory Liens arising in the ordinary course and securing obligations incurred prior to the Effective Time and (i) for which DEFS or a Third Person is responsible for payment, and (ii) that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith with any action to foreclose on or attach any Assets on account thereof properly stayed;

                  (d) utility easements, restrictive covenants, minor defects and other minor irregularities in title, that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which such matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline operator;

                  (e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person for the sale contemplated hereby or, as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such rights;

                  (f) any Post-Closing Consent;

                  (g) Liens created by BUYER or its successors or assigns;

                  (h) The Liens listed on Schedule 1.1(g).

         "Person" shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.

         "Personal Property" shall have the meaning given such term in the definition of Assets.

         "Plant Facilities" shall have the meaning given such term in the definition of Assets.

         "Post-Closing Consents" shall mean consents, notices to or approvals from, or filings with Governmental Authorities or other Persons customarily obtained following the closing of a transaction similar to the transaction contemplated hereby, including those listed on Schedule l.l(h).

        "Preliminary Settlement Statement" shall have the meaning given such term in Section 3.3.

         "Previously Obtained Consent" shall mean a consent to transfer an Asset that (a) is a DEFS Required Consent and (b) DEFS had obtained in or after August 2003 in connection with another proposed purchase and sale transaction that did not close.

         "Proceeding" shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding.

        "Real Property Interests" shall have the meaning given such term in the definition of Assets.

        "Records" shall have the meaning given such term in the definition of Assets.

         "Remediate," "Remediating" or "Remediation" shall mean the removal, abatement, response, investigative, cleanup, monitoring and related activities undertaken to address Environmental Defects, including excavation, landfarming, and installation and operation of remediation systems.

         "Retained Liabilities" shall mean:

         (a) all wages, benefits and equal opportunity employment obligations to or in respect of any employees of DEFS or any of its ERISA Affiliates, including any such obligations arising under or in respect of any Benefit Plan, in respect of periods prior to the Effective Time;

         (b) all Taxes of DEFS or any of its Affiliates in respect of periods prior to the Effective Time;

         (c) all obligations arising from or relating to the treatment or disposal by DEFS of any Hazardous Materials at any off-site location prior to the Effective Time;

         (d)      all obligations or liabilities with respect to any Excluded
                  Assets;

         (e) all obligations or liabilities with respect to mechanic's, materialmen's, repairmen's and other statutory Liens arising in the ordinary course and securing obligations incurred prior to the Effective Time and for which DEFS or a contractor or subcontractor for DEFS is responsible for payment;

         (f) all obligations or liabilities with respect to Will Price, et al. v, DEFS, OTTCO, GPM Gas Corp., et al. 99CV30, Stevens County District Court, Kansas to the extent related to periods prior to the Effective Time and to the Assets;

         (g) all obligations or liabilities with respect to United States of America, ex rel. Jack J. Grynberg, v. PanEnergy Corp., et al. (all cases have been transferred and consolidated into MDL Docket 1293, U.S. District Court, District of Wyoming) to the extent related to periods prior to the Effective Time and to the Assets;

         (h) all obligations or liabilities with respect to the OSHA investigation regarding the January 8, 2003 contractor fatality at the Plant Facilities; and

         (i) the air emission matters described in Schedule 1.1(1), to the extent of liability accruing prior to the Effective Time (provided, however, that if DEFS is obligated to correct any such air matter after Closing, DEFS liability shall extend until such time that such matter or matters are corrected).

         "Schedules" shall mean any and/or all of the schedules attached to and made a part of this Agreement.

         "Settlement Notice" shall have the meaning given such term in Section 3.5.

         "Subject Time" shall mean the current local time then in effect where the System is located.

         "Suspense Account Funds" shall have the meaning given such term in
Section 7.12(a).

         "System" shall mean the gas processing plant generally described on the System Map as the "Waha Plant" and all pipeline, gathering, booster and compression facilities related thereto.

         "System Map" shall mean the maps describing the System attached to this Agreement as Schedule 1.1.

         "Tax" or "Taxes" shall mean any tax, assessment, duty, fee, levy or similar charge assessed by any Governmental Authority, including any income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or employment tax, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

         "Tax Return" shall mean any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.

         "TEPPCO Contract" shall mean, to the extent relating to the System, that certain

Condensate Purchase Contract dated March 1, 2003 between DEFS and TEPPCO Crude Oil, L.P.

         "Third Person" shall mean (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.

         "Third Person Claim" shall have the meaning given such term in Section 11.4(c).

         "Transaction Documents" shall mean this Agreement, the Coyanosa Contract, the Transition Services Agreement, the Operating Agreement the assignments and conveyances, and any other document related to the sale, transfer, assignment or conveyance of the Assets to BUYER and to be delivered at Closing.

         "Transition Services Agreement" shall mean a Transition Services Agreement in the form of the attached Exhibit B.

         1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an "Article," "Section," or "subsection" shall be to an Article, Section, or subsection of this Agreement, (b) the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word "including" means "including, without limitation" and (e) the word "day" or "days" means a calendar day or days, unless otherwise denoted as a Business Day.

         1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

         1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

                                   ARTICLE II

                                THE TRANSACTION

         2.1 The Transaction. At Closing, but effective for all purposes as of the Effective Time, DEFS shall sell, transfer and convey (without any express or implied warranty of title other than as set forth below in this Section 2.1) to BUYER the Assets, and BUYER shall assume the Assumed Obligations pursuant to
Section 4.1, all on the terms and conditions provided for in this Agreement and the Assignment and Conveyance delivered hereunder at Closing, the agreed form of which is attached hereto as Exhibit G. The sale, transfer and conveyance of the Assets to BUYER shall be free and clear of all Liens other than Permitted Encumbrances created by, through or under DEFS or any of its Affiliates, and all bills of sale or other assignment or conveyance documents transferring or conveying the Assets to BUYER shall contain such a special warranty of title excepting only Permitted Encumbrances. Notwithstanding any thing to the contrary, DEFS obtaining certificates of title for vehicles is not a condition to Closing or a breach of this Agreement at that time; provided that if DEFS has not obtained a certificate of title for any of the vehicles prior to Closing, DEFS shall deliver or cause to be delivered a certificate of title for each such vehicle to BUYER in a diligent manner, but in no event more than sixty (60) days after Closing.

         2.2 Purchase Price. In consideration for the sale, assignment, transfer and conveyance of the Assets to BUYER, BUYER shall pay to DEFS the amount of Sixty Two Million Seventy Thousand Eight Hundred Dollars ($62,070,800.00) (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds in the amount set forth in the Preliminary Settlement Statement to the account designated in the Preliminary Settlement Statement.

         2.3 Purchase Price Allocation. For the purpose of making the requisite filings, if any, under Section 1060 of the Code and the regulations thereunder, DEFS and BUYER hereby agree that they will report the federal, state, and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the purchase price allocation set forth on Schedule 2.3, and in particular to report the information required by Section 1060(b) of the Code, and will not take any position inconsistent with it upon examination of any tax return, in any refund claim, in any income tax litigation, investigation, or other income tax matter. The Parties acknowledge that the purchase price allocation pursuant to Schedule 2.3 is solely for income tax purposes.

         2.4 Deposit. Immediately upon signing of this Agreement, BUYER shall pay to DEFS by wire transfer a deposit of One Million Dollars ($1,000,000) (the "Deposit"). Notwithstanding anything to the contrary, in addition to any and all other remedies that DEFS may have or become entitled to, by written notice to BUYER, DEFS may terminate this Agreement if DEFS has not received the Deposit before the end of the first Business Day following signing of this Agreement. If the Closing fails to occur on the Closing Date, DEFS shall refund the Deposit to BUYER within two (2) Business Days unless the Closing failed to occur due to a material breach of this Agreement by BUYER. If Closing failed to occur due to a material breach of this Agreement by BUYER, the Deposit shall forever be forfeited and released to DEFS. If Closing occurs, the Deposit shall be applied to the Purchase Price in accordance with Section 3.2(d).

                                   ARTICLE III

                 OTHER TRANSACTIONS, PRORATIONS AND SETTLEMENT

         3.1 Other Transactions. At Closing, BUYER shall pay to DEFS the Purchase Price; provided, however, in order that only one wire transfer will be necessary, the Purchase Price shall be netted against certain other payment obligations of DEFS and the BUYER, and the actual amount paid at Closing will equal the net obligation of BUYER determined in accordance with Section 3.2.

         3.2 Prorations.

                  (a) The amount payable to DEFS will be reduced by the amount of any general property Tax assessed against or pertaining to the Assets for periods before the Effective Time with respect to any taxable period that includes the Effective Time, prorated in accordance with Section 12.3(a).

                  (b) The amount payable to DEFS will be adjusted up or down by the amount of any utility charges and other items of expense and the amount of any deposits or pre-paid items attributable to the operation of the Assets prior to the Effective Time. Such amounts shall be prorated as of the Effective Time.

                  (c) The amount payable to DEFS will be adjusted up or down by the difference between the Suspense Account Funds receivables and payables in accordance with Section 7.12.

                  (d) The amount payable to DEFS will be decreased by the Deposit.

                  (e) The amount payable to DEFS will be adjusted up or down by the difference between the Imbalance Receivables and the Imbalance Payables in accordance with Section 7.11.

                  (f) The amount payable to DEFS will be increased by the amount of BUYER's reimbursement obligation in respect of the Capital Projects in accordance with Section 7.13.

                  (g) The amount payable to DEFS will be increased by an estimate of DEFS' net margin under revenue generating Contracts during that portion of the month of Closing that is prior to the Effective Time in accordance with Section 7.16.

               (h) The amount payable to DEFS will be increased by 50% of the actual out of pocket costs incurred or estimated to be incurred by DEFS to obtain substitute consents for Previously Obtained Consents.

         3.3 Preliminary Settlement Statement. Not later than five (5) days before the Closing Date, DEFS shall deliver to BUYER a written statement (the "Preliminary Settlement Statement") setting forth the Purchase Price, and the description and amount of each item to be netted against the Purchase Price that are described in Section 3.2, with DEFS' calculation of such items in reasonable detail, based on information then available to DEFS. Prior to delivery of the Preliminary Settlement Statement, DEFS shall consult with BUYER as to the contents thereof and shall negotiate with BUYER in good faith as to any modifications thereto proposed by BUYER. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments. The payment at the Closing shall be the amount set forth in the Preliminary Settlement Statement.

         3.4 Final Settlement Statement. No later than ninety (90) days after the Closing Date, DEFS shall deliver to BUYER a revised settlement statement showing in reasonable detail its calculation of the items described in Section
3.2 along with any other amounts that are payable or are to be prorated hereunder as of the Effective Time (said revised statement and the calculation thereof shall be referred to as the "Final Settlement Statement"). If DEFS does not deliver the Final Settlement Statement when required, BUYER may prepare and deliver it to DEFS, and in such case, DEFS shall have BUYER's objection rights under Section 3.5.

         3.5 Dispute Procedures. The Final Settlement Statement shall become final and binding on DEFS and BUYER on the 20th day following the date the Final Settlement Statement is received by BUYER, unless prior to such date BUYER delivers written notice to DEFS of its disagreement with the Final Settlement Statement (a "Settlement Notice"). Any Settlement Notice shall set forth BUYER's proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which BUYER proposes such changes. If BUYER has timely delivered a Settlement Notice, BUYER and DEFS shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by BUYER and DEFS by the 30th day following DEFS' receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within five (5) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by DEFS and fifty percent (50%) by BUYER. The Independent Accountants' determination of the disputed items shall be final and binding upon BUYER and DEFS and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal. The Independent Accountants shall only have the right to determine the amounts of any items that are to be reflected on the Final Settlement Statement and not to interpret any other provision of this Agreement.

         3.6 Payments. If the final amount as set forth in the Final Settlement Statement exceeds the estimated amount as set forth in the Preliminary Settlement Statement, then BUYER shall pay to DEFS the amount of such excess, with interest at the Interest Rate. If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then DEFS shall pay to BUYER the amount of such excess, with interest at the Interest Rate. Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.5. Nothing contained in this
Article III shall relieve any Party from any obligation to make any other payments required by this Agreement.

         3.7 Special Adjustments. The Parties acknowledge that resolution of an issue concerning certain contracts described in Schedule 3.7 is not a condition to Closing. Certain agreements of the Parties concerning this issue are set forth in Schedule 3.7.

                                   ARTICLE IV

                              ASSUMED OBLIGATIONS

         4.1 Assumption of Assumed Obligations. Effective on the Effective Time, BUYER assumes all rights, liabilities, duties, obligations, risk of loss, Claims, Losses and any related responsibility for the ownership, operation or use of the Assets and the business related exclusively thereto and any condition of or on the Assets (including, without limitation, environmental matters and Environmental Defects) attributable to any period of time, whether before, on or after the Effective Time; excluding, however, the Retained Liabilities (collectively, the "Assumed Obligations"). Notwithstanding anything contained in this Agreement to the contrary, the assumption by BUYER of the Assumed Obligations shall not excuse or otherwise limit DEFS' indemnity obligations under Article XL

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF DEFS

        Except as set forth in any of the Schedules delivered to BUYER, as of the signing of this Agreement and as of the Closing, DEFS represents and warrants to BUYER as follows:

         5.1 Organization, Good Standing, and Authority. DEFS is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to operate the Assets operated by it and to own or otherwise hold the Assets owned or held by it, and is duly qualified as a foreign organization in good standing in each State in which the Assets are located. The execution and delivery of this Agreement and the Transaction Documents to which DEFS is a party and the consummation by DEFS of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited partnership action by DEFS. This Agreement has been duly executed and delivered by DEFS. DEFS has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

         5.2 Enforceability. This Agreement constitutes and, upon execution and delivery of the Transaction Documents to which DEFS is a party, such Transaction Documents will constitute, valid and binding obligations of DEFS, enforceable against DEFS in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.

         5.3 No Conflicts. The execution, delivery and performance by DEFS of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby by DEFS, will not:

                  (a) Provided all of the DEFS Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which DEFS is a party or by which any of them or the Assets are bound;

                  (b) Conflict with or violate the organizational documents of DEFS, including the limited partnership agreement of DEFS; and

                  (c) Provided that all of the DEFS Required Consents and Post Closing Consents have been obtained, violate any Law applicable to DEFS or the Assets.

         5.4 Consents, Approvals, Authorizations and Governmental Regulations; Permits.

                  (a) Except (i) for Post-Closing Consents, (ii) as may be required under the HSR Act, and (iii) as set forth in Schedule 5.4(a) (the items described in clauses (ii) and (iii) being collectively referred to as the "DEFS Required Consents"); no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with any Governmental Authority or Third Person, is necessary for DEFS to (A) execute, deliver and perform this Agreement or the Transaction Documents to which it is a party or (B) transfer the Permits.

                  (b) Except as set forth in Schedule 5.4(b), (i) the Permits described on Schedule 1.1(c) constitute all of the Permits required or necessary for DEFS or any of its Affiliates to own the Assets and operate and maintain the System in the places and in the manner currently owned or operated (other than immaterial Permits, the absence of which will not adversely affect BUYER's ability to own or operate the Assets or expose BUYER to more than de minimis obligations) and each such Permit is in full force and effect, (ii) DEFS has received no written notification concerning, and there are no, material violations that are in existence with respect to such Permits and (iii) no Proceeding is pending, or to DEFS' Knowledge, threatened with respect to the revocation, limitation or otherwise relating to any of such Permits. Notwithstanding anything herein to the contrary, the provisions of this Section 5.4(b) shall not relate to or cover any matter relating to or arising out of any Environmental Laws.

         5.5 Taxes. Except as set forth in Schedule 5.5:

                  (a) All Taxes payable by or imposed against DEFS relating to the Assets or the operation thereof have been fully paid on or before the due date thereof for payment without penalty or is being contested in good faith (subject, however, to the possibility of audit adjustments in respect of open years). DEFS has duly complied with all withholding Tax and Tax deposit requirements imposed on it in respect of the Assets.

                  (b) Except for those not yet due or those which are being contested in good faith, all Tax Returns that are required to have been filed for, by, on behalf of or with respect to DEFS relating to the Assets, or the operation of the System have been filed with the appropriate Governmental Authority and all Taxes shown to be due and payable on such Tax Returns have been paid in full;

                  (c) To DEFS' Knowledge, (i) neither DEFS is under audit or examination by any Governmental Authority, (ii) there are no Claims or Proceedings now pending or threatened against DEFS with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, and (iii) there are no Claims for any additional Tax asserted by any Governmental Authority against DEFS relating to the Assets or the operation of the System; and

                  (d) None of the Assets: (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt the interest on which is tax-exempt under the Code.

         5.6 Litigation; Compliance with Laws. Except as described in Schedule 5.6:

                  (a) There is no injunction, restraining order or Proceeding pending, or to the Knowledge of DEFS, threatened against DEFS that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                  (b) There is no Proceeding pending, or to DEFS' Knowledge, Claim threatened, against or affecting the Assets, or DEFS' ownership of the Assets or the operation of the System by DEFS.

                  (c) The System is being operated in compliance with applicable Laws. Notwithstanding anything herein to the contrary, the provisions of this Section 5.6(c) shall not relate to or cover Environmental Laws.

         5.7 Contracts. Schedule 1.1(e) contains a description of all material contracts and agreements relating to DEFS' ownership, operation or maintenance of the Assets as of the date of this Agreement. Except as listed on Schedule 5.7, DEFS (a) is not in material default and there is no event or circumstance that with notice, or lapse of time or both, would constitute a material event of default by DEFS under the terms of any of the Contracts and (b) has performed all of its obligations under the Contracts that have become due in the ordinary course of business. To DEFS' Knowledge and except as listed on Schedule 5.7, (i) all of the Contracts (other than those to be entered into in the future) are enforceable and in full force and effect and (ii) no counter party to any of the Contracts is in material default under the terms of such Contract.


         5.8 Intellectual Property. Except as described in Schedule 5.8, DEFS has not received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the System. To DEFS' Knowledge, the operation of the System has not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights, and trade secrets of any other Person.

         5.9 Preferential Rights to Purchase. Except as listed in Schedule 5.9, there are no preferential or similar rights to purchase any portion of the Assets.

         5.10 Broker's or Finder's Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of DEFS or any of DEFS' Affiliates which is, or following the Closing would be, an obligation of BUYER.

         5.11 Condemnation. Except for litigation matters in which DEFS has been dismissed and the litigation and Claims identified on Schedule 5.6, as of the date hereof, there has been no taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation against DEFS, and to DEFS' Knowledge no such taking has been threatened.

         5.12 Benefit Plan Liabilities. At the Effective Time, BUYER shall have no liability with respect to any Benefit Plans except for liabilities, if any, encumbering the Assets arising from DEFS' status prior to the Closing as an ERISA Affiliate of Duke Energy Corporation, which liabilities are included as Retained Liabilities.

         5.13 No Foreign Person. DEFS is not a "foreign person" as defined in
Section 1445 of the Code and in any regulations promulgated thereunder.

         5.14 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, planned or being contemplated by DEFS with respect to DEFS, or the Assets, or to the Knowledge of DEFS, being threatened against DEFS.

         5.15 Advance Receipts/Purchases; Gas Contracts. Other than Imbalances, DEFS has not, other than in a manner consistent with the normal cycle of billing
(a) received any quantity of natural gas or liquids under any Contract for which payment will be due in the future, or (b) received prepayments, advance payments or loans that will require BUYER to perform services or provide natural gas or gas liquids under any Contract after the Effective Time without payment. Except as listed on Schedule 5.7, DEFS is not in breach (and would not be in breach upon the receipt of notice) of its obligations under any of the following of the
Contracts: (i) gas or liquids purchase and sales agreements, (ii) gas storage agreements, (iii) gas or liquids transportation agreements, and/or (iv) gathering, treating or processing agreements.

         5.16 Rental Payments on Real Property Interests. During the period of DEFS ownership of the Real Property Interests through the Closing Date, DEFS has paid or will timely pay all amounts owed thereon.

         5.17 Eminent Domain. DEFS has not exercised any power of eminent domain or condemnation with respect to any real property in or on the Assets, including the Real Property Interests.

         5.18 Operating Statements. To DEFS' Knowledge, the Operating Statements
(a) were prepared using accounting practices and procedures ordinarily used by DEFS in the preparation of its internally prepared operating statements, consistently applied and (b) fairly present the costs and results of operations of the Assets for the periods covered thereby.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         As of the signing of this Agreement and as of the Closing, BUYER hereby represents and warrants to DEFS as follows:

         6.1 Organization, Good Standing, and Authorization. BUYER is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. BUYER has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by BUYER of the transactions contemplated herein have been duly and validly authorized by all necessary action by BUYER. This Agreement has been duly executed and delivered by BUYER.

         6.2 Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which BUYER is a party, such Transaction Documents will constitute, valid and binding obligations of BUYER, enforceable against BUYER in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.


         6.3 No Conflicts. The execution, delivery and performance by BUYER of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby, will not:

                  (a) Provided that any BUYER Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which BUYER is a party;

                  (b) Conflict with or violate the organizational documents of BUYER, including its limited partnership agreement and charter documents, and

                  (c) Provided that all of BUYER Required Consents and Post Closing Consents have been obtained, violate any Law applicable to BUYER or its properties or assets.

         6.4 Consents, Approvals, Authorizations and Governmental Regulations. Except (i) for Post-Closing Consents, (ii) as may be required under the HSR Act and (iii) as set forth in Schedule 6.4 (the items described in clauses (ii) and (iii) being collectively referred to as the "BUYER Required Consents"); no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Governmental Authority or Third Person, is necessary for BUYER to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party.

         6.5 Litigation. There is no injunction, restraining order or Proceeding threatened or pending against BUYER that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

         6.6 Independent Investigation. BUYER is knowledgeable in the business of owning and operating natural gas, natural gas liquids, condensate and refined product facilities. In making the decision to enter into this Agreement and consummate the transaction contemplated hereby, BUYER has relied solely on its own independent due diligence investigations and inspection of the Assets, and the representations, warranties, covenants and undertakings of DEFS in this Agreement and the Transaction Documents. BUYER ACKNOWLEDGES THAT IT IS ACQUIRING THE ASSETS IN THEIR "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, DEFS HAS MADE NO REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE, EXCEPT AS OTHERWISE SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, EXPRESSLY DISCLAIMED BY DEFS AND WAIVED BY BUYER. BUYER FURTHER ACKNOWLEDGES
THAT: (I) THE ASSETS HAVE BEEN USED FOR NATURAL GAS, NATURAL GAS LIQUIDS, CONDENSATE AND/OR REFINED PRODUCT OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES AND
(II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, DEFS MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS GATHERED, TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. With respect to any projection or forecast delivered by or on behalf of DEFS or its Affiliates to BUYER, BUYER acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) BUYER is familiar with such uncertainties, and (iii) BUYER is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to BUYER.

         6.7 Broker's or Finder's Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of BUYER or any of its Affiliates which is, or following the Closing would be, an obligation of DEFS or any of its Affiliates.

         6.8 Available Funds, BUYER will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it hereunder.

                                   ARTICLE VII

                                    COVENANTS

         7.1 Conduct of Business.

                  (a) Without the prior written consent of BUYER, which consent shall not be unreasonably withheld or delayed, DEFS covenants and agrees that from and after the execution of this Agreement and until the Closing:

                           (i) DEFS will not sell, transfer, assign, convey or otherwise dispose of any material Assets other than the sale of Inventory in the ordinary course of business or the sale or other disposition of material equipment or other material Personal Property which is replaced with equipment or other Personal Property of comparable or better value and utility;

                           (ii) DEFS will not create or allow the creation of any Lien other than Permitted Encumbrances on any Asset;

                           (iii) DEFS will not amend any Contract or Real Property Interest in any material respect, or terminate any Contract or Real Property Interest, or enter into any new contracts or agreements in respect of the Assets performable after the Effective Time, other than in the ordinary course of business, and BUYER agrees that any such new contracts or agreement entered into in compliance with this Section 7.1(a)(iii) shall be added to Schedule 1.1(b) or Schedule 1.1(e) and shall be deemed to be a Real Property Interest or Contract, as the case maybe;

                           (iv) Other than capital expenditures that have not been approved by DEFS' management prior to the date hereof which do not exceed $50,000 in the aggregate for any project, DEFS will not incur, or commit to incur any liability or obligation to make capital expenditures that will become the obligations of BUYER pursuant to
         Section 7.13 or which will be payable by BUYER after the Effective
         Time;

                  (b) Unless BUYER otherwise agrees in writing, which agreement shall not be unreasonably withheld or delayed, DEFS shall;

                           (i) cause the Assets to be maintained and operated in the ordinary course of business in accordance with the past operating and maintenance practices of DEFS, including regular scheduled maintenance plans and capital expenditures, and pay or cause to be paid all costs and expenses in connection therewith when due; provided, however, that if DEFS believes that it is desirable to depart from its ordinary course of business with respect to the Assets, it will promptly advise BUYER of the reasons therefore;

                           (ii) carry on its business in respect of the Assets in substantially the same manner as it has heretofore; and

                           (iii) use reasonable efforts (A) to preserve its business in respect of the Assets intact, (B) to keep available the services of the employees involved in the conduct of such business and
         (C) to preserve the goodwill of customers having business relations with DEFS in respect of the Assets, in each case, consistent with past practice.

         7.2 Casualty Loss.


                  (a) DEFS shall promptly notify BUYER of any Casualty Loss of which DEFS becomes aware prior to the Closing. If a Casualty Loss occurs that could reasonably be expected to have a Material Adverse Effect, DEFS or BUYER shall have the right to extend the Closing Date for up to 45 days for the purpose of repairing or replacing the Assets destroyed or damaged by the Casualty Loss. If DEFS does not repair or replace the Assets destroyed or damaged by a Casualty Loss that could reasonably be expected to have a Material Adverse Effect and the Parties are unable to agree on a reduction to the Purchase Price to compensate BUYER for the Casualty Loss, BUYER may terminate this Agreement upon fifteen (15) days written notice to DEFS. Unless DEFS exercises its right to terminate the Agreement under Section 7.6, DEFS shall repair or replace the Assets destroyed or damaged by a Casualty Loss if the same is not reasonably expected to have a Material Adverse Effect.

                  (b) If this Agreement is not terminated by BUYER as provided in Section 7.2(a), BUYER'S sole remedy with respect to any Casualty Loss in respect of Assets which are not repaired or replaced prior to the Closing is, at BUYER'S election, to (i) reduce the Purchase Price by an amount estimated by DEFS and agreed to by BUYER to be equal to the repair or replacement cost of the Assets affected by the Casualty Loss; provided that, if the Parties cannot agree, then the Closing shall occur and either Party may submit the determination of the costs of the Casualty Loss for resolution pursuant to Section 12.8, in which case any insurance, condemnation or taking proceeds with respect to such Casualty Loss shall be the sole property of DEFS, or (ii) accept the Assets with no adjustment to the Purchase Price, but with BUYER being entitled to receive as BUYER'S sole property all insurance, condemnation or taking proceeds, on account of such Casualty Loss, plus any insurance deductible (in which case, such insurance deductible shall be payable by DEFS).

         7.3 Access, Information and Access Indemnity.

                  (a) Until Closing, during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Monday through Friday DEFS will continue to make available at DEFS' offices to BUYER and BUYER's authorized representatives for examination as BUYER may reasonably request, all files, including land files, regulatory files, abstracts, title opinions, engineering data, environmental data or information, reports, maps, drawings, surveys, books, records, and agreements in DEFS' or its Affiliates' possession or control relating to the Assets; provided, however, such material shall not include (i) any proprietary data which relates to another business of DEFS and is not related to the continued operation of the Assets, (ii) any information described on Schedule 7.3 subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by DEFS after reasonable efforts, or (iii) the information described on Schedule 7.3 which, if disclosed, would violate an attorney-client privilege or might constitute a waiver of rights as to attorney work product or attorney-client privileged communications.

                  (b) Subject to Section 7.3(a) above, DEFS shall permit BUYER and BUYER's authorized representatives to consult with DEFS' employees during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Monday through Friday and to conduct, at BUYER's sole risk and expense, inspections and inventories of the Assets and to examine all Records at the Plant Facilities over which DEFS has control. DEFS shall also coordinate, in advance, with BUYER to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access. Notwithstanding anything to the contrary, BUYER shall not conduct any physical environmental assessments of the Assets.

                  (c) BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE DEFS INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF BUYER, BUYER'S AFFILIATES OR ANY PERSON ACTING ON BUYER'S OR ITS AFFILIATE'S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING. BUYER shall comply fully with all rules, regulations, policies and instructions issued by DEFS or any Third Person operator regarding BUYER's actions while upon, entering or leaving any property included in the Assets, including any insurance requirements that DEFS may impose on contractors authorized to perform work on any property owned or operated by DEFS.

         7.4 Environmental Matters and Post-Closing Access.

                  (a) BUYER shall purchase the Environmental Insurance and have the same bound and delivered to DEFS at Closing, with no conditions to it being effective, including, without limitation, payment of premium or completing applications. BUYER may, at its option and at its sole cost, risk and expense, obtain an additional insurance policy with respect to Environmental Defects for which DEFS is obligated to indemnify BUYER hereunder (the "DEFS Defects Policy"); provided, however, that obtaining the DEFS Defects Policy shall not be a condition to Closing. If BUYER elects to obtain the DEFS Defects Policy, DEFS shall endeavor to assist BUYER in connection with obtaining the same.

                  (b) In connection with any Environmental Defect that DEFS is obligated to indemnify BUYER hereunder, (i) BUYER shall make available, and DEFS and its designees shall have the right, from time to time, to review, all environmental materials related to the Assets, and to have access to the Assets and BUYER'S utility services from time to time to effect Remediation, (ii) BUYER shall in good faith fully cooperate with DEFS and its designees with respect thereto and (iii) DEFS and its designees shall have the sole and exclusive right to conduct any Remediation and to interface with Governmental Authorities in connection therewith. DEFS shall PROTECT, DEFEND, INDEMNIFY AND HOLD THE BUYER INDEMNITIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF DEFS, DEFS' AFFILIATES OR ANY PERSON ACTING ON DEFS' OR DEFS' AFFILIATES BEHALF IN CONNECTION WITH ANY REMEDIATION CONDUCTED BY DEFS PURSUANT TO THIS AGREEMENT. DEFS shall comply fully with all rules, regulations, policies and instructions issued by BUYER or any Third Person operator regarding DEFS' actions while upon, entering or leaving any property included in the Assets. Notwithstanding the foregoing, BUYER shall not impose rules, regulations or instructions that unreasonably impede or delay DEFS' Remediation activities.

         7.5 [Intentionally omitted.]

         7.6 DEFS' Right to Terminate. Notwithstanding any provision herein to the contrary, in the event that DEFS' reasonably anticipated reductions in the Purchase Price as a result of Section 3.7, any Casualty Losses and DEFS' good faith estimate of its liability with respect to breaches of representations and warranties of which DEFS has received notice from BUYER, exceeds five percent (5%) of the Purchase Price, then, DEFS shall have the right to terminate this Agreement upon ten (10) days written notice to BUYER; provided, however, that BUYER shall have the right to require DEFS to Close if BUYER assumes the related liabilities and obligations and accepts a maximum five percent (5%) reduction of the Purchase Price as full consideration of such assumption.

         7.7 Names. As soon as reasonably possible, but in no event later than sixty (60) days after Closing, BUYER shall remove the names of DEFS and its Affiliates, including "Duke" or "DEFS" and all variations thereof, from the Assets. As soon as reasonably possible after the Closing, BUYER shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to reflect that BUYER has title to the Assets.

         7.8 Regulatory Filings; Hart-Scott-Rodino Filing.

                  (a) BUYER and DEFS will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement.

                  (b) The Parties shall make any filings required under the HSR Act on or prior to five (5) days after the date hereof and provide such information to the FTC as is required in connection with the HSR Act as soon as practicable after a request therefore.

                  (c) Notwithstanding any provision herein to the contrary, each of the Parties will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or
         (B) enter into any voluntary agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and DOJ; provided, however, that the Parties are not obligated to accept any conditional approval or divest any of the Assets or any of theirs properties.

                  (d) BUYER will be responsible for paying the filing fees required with respect to any filing under the HSR Act.

         7.9 Preservation of Records. For a period of seven (7) years after the Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. If BUYER, at any time, transfers the Assets directly or indirectly, to a Third Person, then BUYER will provide advance notice of the transfer, obligate the transferee to maintain the Records as herein required and will retain access to the Records for the benefit of itself and DEFS. BUYER agrees that DEFS may retain a copy of the Records.

         7.10 Accounting for Excess Inventory. Notwithstanding Section 7.1, DEFS shall have the right to sell and dispose of any or all of the Excess Inventory prior to the Effective Time. There shall be no price adjustment or obligation between the Parties with respect to any Excess Inventory sold by DEFS prior to the Effective Time or remaining thereafter.

         7.11 Imbalances. Schedule 7.11 sets out the actual amounts of the Imbalance Receivables and the Imbalance Payables as of the date set forth in such schedule. DEFS shall make a good faith estimate of the Imbalance Receivables and Imbalance Payables as of the date five (5) days prior to the Closing Date and update Schedule 7.11 to reflect such estimate. The Imbalance Receivables shall be for the sole benefit of BUYER and it shall be the sole obligation of BUYER to discharge the Imbalance Payables. Such amounts shall be cashed out as between the Parties based on the simple average of the daily midpoint prices per MMBtu for the month following the Effective Time as published in Platts Gas Daily for Permian Area-Waha. BUYER and DEFS agree to cooperate and to make available to each other all information necessary to calculate and to confirm and verify the actual volume and value of Imbalances.

         7.12 Suspense Account Funds.

                  (a) Certain funds otherwise payable to or owed by operators and/or working, royalty or other interest owners in wells connected, or other owners delivering natural gas or liquid hydrocarbons to certain facilities have been or may be placed in suspense pending resolution of questions of title, execution of division or transfer orders, or for similar reasons (the "Suspense Account Funds").

                  (b) Schedule 7.12 sets out the actual net amount in respect of the Suspense Account Funds receivables and payables as of the date set forth in Schedule 7.12. DEFS shall make a good faith estimate of the net amount in respect of the Suspense Account Funds as of the date five
         (5) days prior to the Closing Date, shall update Schedule 7.12 to reflect such estimate, and in exchange for an adjustment of the amount payable at Closing in an amount equal to such estimated net amount, BUYER shall assume and agree to be solely responsible for such amounts. BUYER and DEFS agree to cooperate and to make available to each other all information necessary to calculate and to confirm and verify the actual amount of the net amount with respect to the Suspense Account Funds.

         7.13 Capital Projects. Schedule 7.13 as supplemented from time to time sets out those capital projects ("Capital Projects") for which BUYER shall have financial responsibility. DEFS shall have the right to supplement Schedule 7.13 to add non-maintenance related capital projects approved by BUYER pursuant to
Section 7.l(a)(iv) or for which BUYER does not have approval rights because they do not meet the size to require approval pursuant thereto. BUYER shall reimburse DEFS at the Closing for DEFS' actual costs paid in connection with the Capital Projects identified in Schedule 7.13, whether or not DEFS has received an invoice therefore. All costs and expenses in respect of the Capital Projects incurred after the Effective Time shall be solely for the account of and payable by BUYER.

         7.14 Employees.

                  (a) DEFS has provided BUYER with a list of certain of the field employees of DEFS and its Affiliates who are assigned on a full time or primary basis to any of the Assets (the "Business Employees") and, with respect to each Business Employee, the Business Employee's name, title, and compensation.

                  (b) BUYER shall make offers of employment to not less than 80% of all Business Employees. BUYER'S offers of employment to each Business Employee shall be with substantially the same benefits and compensation as the employee had with DEFS as of the date hereof.

                  (c) BUYER may conduct pre-employment interviews with the Business Employees and DEFS shall provide reasonable access to such employees to BUYER to conduct such interviews. No later than thirty
         (30) days after the date hereof, BUYER will deliver to DEFS a written list containing the name and proposed offer (including base pay and benefits) of all of the Business Employees to whom BUYER intends to offer employment. Buyer shall make the offers to the Business Employees on the list given to DEFS. The Business Employees who accept and actually commence employment with BUYER on the Closing Date (unless DEFS and BUYER mutually agree to a later commencement date) are hereinafter collectively referred to as the "Continuing Employees."

                  (d) With respect to any employees of DEFS or its Affiliates who perform services with respect to any of the Assets and whose employment relationship with DEFS or any of its Affiliates is terminated by DEFS, DEFS shall comply with all applicable Laws in connection therewith, including the Worker Adjustment and Retraining Notification Act.

                  (e) With respect to the Continuing Employees:

                           (i) If BUYER terminates the employment of any
                  Continuing Employee within one (1) year after the Closing Date under circumstances that would have entitled such Continuing Employee to a severance benefit under DEFS' severance formula in effect for such employee on the Effective Time, as described on Schedule 7.14(e)(i), BUYER will pay such Continuing Employee severance based on such severance benefit plan taking into account years of service recognized by DEFS and years of service with BUYER. DEFS shall provide BUYER prior to Closing with a schedule setting out the severance benefits payable under the DEFS severance benefit plan for each Continuing Employee.

                           (ii) The Continuing Employees shall be eligible to
                  participate in BUYER's benefit plans in accordance with the terms thereof. To the extent permitted by Law and BUYER's benefit plans, and without regard to whether such employees are located outside of the region of any network providing coverage under any such plans, (A) BUYER shall, to the extent permitted under the respective plans, programs and policies, grant all Continuing Employees credit for their service with DEFS or its Affiliates for purposes of eligibility to participate in and vesting credits in BUYER's service award, vacation programs and policies and retirement plans, (B) for the year during which such coverage begins, BUYER shall credit under any medical and/or dental benefit plan maintained by BUYER all Continuing Employees with any deductibles and co-payments already incurred during such year under DEFS' (or its Affiliate's) group health plan, and waive any pre-existing conditions, exclusions or limitations as to coverage, any evidence-of-insurability provisions, and any waiting-period requirements under such plans, and (C) BUYER shall apply towards any deductible requirements and out-of-pocket maximum limits under such BUYER'S welfare benefit plans that are applicable for the plan year in which the Closing occurs, any similar deductible requirements and out-of-pocket maximum limits satisfied by any Continuing employee under DEFS welfare benefit plan. Prior to the Closing, DEFS shall prepare and deliver to each Continuing Employee and request such Continuing Employee to deliver to BUYER a schedule setting forth the amount of the deductible and out-of-pocket maximum limits satisfied by each Continuing Employee under DEFS welfare Benefit Plans with the information available as of the date the schedule is prepared, which schedule shall be updated through the Closing as soon as reasonably practical after the Closing.

                           (iii) As soon as administratively feasible after the
                  Closing, and subject to reasonable requirements, BUYER shall cause the trustee of BUYER'S 401(k) plan trust to accept direct rollovers from DEFS' 401(k) plan trust for each Continuing Employee electing the same with respect to a distribution of his or her vested account thereunder. In addition, participant promissory notes for any outstanding loans of Continuing Employees under DEFS' 401(k) plan shall be rolled over to BUYER'S 401(k) plan trust, to the extent permitted by Law, DEFS' 401(k) plan and BUYER'S 401(k) plan. If any Continuing Employee does not rollover his or her account to BUYER'S 401(k) plan, such Continuing Employee may continue to participate in DEFS' 401(k) plan as a terminated participant in accordance with the terms thereof, and DEFS shall retain all responsibility for the management and administration of such Continuing Employee's account balances under DEFS' 40l(k) plan.

                           (iv) The number of vacation days that each Continuing
                  Employee shall be entitled under BUYER'S vacation policies for calendar year 2004 shall be no less than the number of remaining vacation days to which such employee would have been entitled for calendar year 2004 (determined assuming that such employee worked for the full calendar year) under DEFS' vacation policies determined as of the Effective Time, which such employee has not used and for which such employee has not been paid by DEFS. Promptly following the Closing, DEFS shall provide BUYER with a written exhibit showing the number of remaining vacation days for each Continuing Employee. If, in DEFS' opinion, it is required to pay employees for unused vacation accrued under DEFS' vacation policy as determined as of the Effective Time, DEFS shall pay such amount and BUYER shall reimburse DEFS for a portion thereof, which portion shall be calculated by multiplying such amount by a fraction, the numerator of which is the number of months remaining in the year in which Closing occurs and the denominator of which is twelve.

                  (f) Except as may otherwise be approved by DEFS in writing for the six (6) month period following the Closing Date, if BUYER or any of its Affiliates directly or indirectly (including as an employee, a contractor or an employee of a contractor or subcontractor) retain the services of any Business Employee to whom DEFS paid severance payments or benefits because the employment of such Business Employee with DEFS was terminated within sixty (60) days of the Effective Time, BUYER shall immediately reimburse DEFS the actual amount or value of severance pay that DEFS paid to such Business Employee. Notwithstanding the foregoing, this section 7.14(f) shall not apply in respect of employees of contractors or subcontractors of BUYER who are performing similar services for customers of such contractor or subcontractor other than BUYER and its Affiliates in the area of BUYER'S operations.

         7.15 Like-kind Exchange. So long as it does not delay the Closing and DEFS pays the transaction costs for such exchange, DEFS shall have the right at any time prior to Closing to assign all or a portion of its rights (but not its obligations) under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated by this Agreement in a manner that would comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. If DEFS assigns its rights under this Agreement for this purpose, DEFS shall provide BUYER with prior written notice and BUYER agrees that, if so requested by DEFS, it will (a) provide a written consent to DEFS' assignment of its rights in this Agreement for the sole purpose herein described and (b) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing by DEFS. Any assignment of this Agreement to a qualified intermediary shall not release DEFS from any of its liabilities or obligations to BUYER under this Agreement. DEFS shall be solely responsible to designate and obtain exchange property and to otherwise comply with Section 1031 of the Code. The rights of the Parties shall not be affected by any determination that the transaction does not qualify as a like-kind exchange.

         7.16 Credits and Receipts. With respect to the month in which Closing occurs, revenues will be prorated between the Parties based upon the number of days that have elapsed in the month. Subject to the foregoing and the other provisions hereof (including the indemnification provisions hereof), all monies, proceeds, receipts, credits and income attributable to the Assets (as determined in accordance with GAAP) (i) for all periods of time at and after the Effective Time, shall be the sole property and entitlement of BUYER, and, to the extent received by DEFS or one of its Affiliates, shall be promptly accounted for and transmitted to BUYER and (ii) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of DEFS and, to the extent received by BUYER, shall be promptly accounted for and transmitted to DEFS. After Closing, regardless of when and by whom the actual invoice or demand for payment is received, (a) DEFS shall pay and be responsible for all Retained Liabilities and (b) BUYER shall pay and be responsible for all Assumed Obligations.

         7.17 Previously Obtained Consents. To the extent that there has not been an adjustment to the Purchase Price with respect thereto, if DEFS bears out of pocket costs to obtain any substitute consents for Previously Obtained Consents, BUYER shall reimburse DEFS 50% of such costs.

         7.18 Vehicles. The vehicles that are listed on Schedule 1.1(d) may be conveyed to BUYER from Automotive Resources International, LLC ("ART") and such vehicles will also be included within the conveyance documents from DEFS to BUYER. However, if DEFS has not obtained a certificate of title from ARI for any of the vehicles prior to closing, DEFS will cause ARI to deliver a certificate of title to the vehicles directly to BUYER.

         7.19 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as soon as practicable.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         8.1 DEFS' Conditions. The obligation of DEFS to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

                  (a) The representations and warranties of BUYER contained in
         Article VI hereof are true and correct on and as of the Closing, except for breaches that individually or in the aggregate are not reasonably expected to cause a Material Adverse Effect;

                  (b) BUYER shall have performed in all material respects the obligations, covenants and agreements of BUYER contained herein and required before Closing.

                  (c) No Proceeding shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

                  (d) All of the DEFS Required Consents, BUYER Required Consents and consents or approvals under the HSR Act (or expiration of the waiting period) shall have been obtained;

                  (e) DEFS shall have received BUYER's wire transfer of the amount due with respect to the Purchase Price (as set forth in the Preliminary Settlement Statement).

                  (f) The Environmental Insurance has been delivered to DEFS.

         8.2 BUYER's Conditions. The obligation of BUYER to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

                  (a) The representations and warranties of DEFS contained in
         Article V shall be true and correct on and as of the Closing (except for representations and warranties that, in accordance with their terms speak only as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) except for breaches that individually or in the aggregate are not reasonably expected to cause a Material Adverse Effect;

                  (b) DEFS shall have performed, in all material respects, the obligations, covenants and agreements of DEFS contained herein and required before Closing;

                  (c) No Proceeding shall be pending or threatened which would restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

                  (d) All of the DEFS Required Consents, BUYER Required Consents and consents or approvals under the HSR Act (or expiration of the waiting period) shall have been obtained; provided, however, that failure to obtain any DEFS Required Consent shall not be a condition of BUYER to close if DEFS agrees in writing to amend Schedule 11.2(c) to include liabilities arising from failure to obtain each such DEFS Required Consent.

                  (e) There shall have been no event or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IX

                                     CLOSING

         9.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. Subject Time on March 1, 2004 in the offices of DEFS in Denver, Colorado or such other time and place as the Parties agree to in writing (the "Closing Date"), and shall be effective as of the Effective Time.

         9.2 Deliveries at Closing. At the Closing,

                  (a) DEFS will execute and deliver or caused to be executed and delivered to BUYER:

                           (i) Each of the Transaction Documents to which DEFS,
                  or any of its Affiliates are a party;

                           (ii) Certificates issued by appropriate Governmental
                  Authorities evidencing the good standing and existence of DEFS in Delaware, as of a date not more than thirty (30) days prior to the Closing Date.

                           (iii) A certificate of a corporate officer or other
                  authorized person dated the Closing Date, certifying on behalf of DEFS that the conditions in Sections 8.2(a) and 8.2(b) have been fulfilled.

                           (iv) A legal opinion rendered by DEFS' corporate
                  counsel in substantially the form attached as Exhibit C-1.

                           (v) The Transition Services Agreement.

                           (vi) The Coyanosa Agreement.

                           (vii) The Operating Agreement

                  (b) BUYER will execute and deliver or caused to be executed and delivered to DEFS:

                           (i) Each of the Transaction Documents to which BUYER
                  or BUYER's Affiliates are a party;

                           (ii) Certificates issued by appropriate Governmental
                  Authorities evidencing the good standing and existence of BUYER in Delaware, as of a date not more than thirty (30) days prior to the Closing Date.

                           (iii) A certificate of a corporate officer or other
                  authorized person dated the Closing Date certifying on behalf of BUYER that the conditions in Sections 8.1 (a) and 8.1(b) have been fulfilled.

                           (iv) Legal opinion rendered by BUYER'S corporate
                  counsel in substantially the form attached as Exhibit C-2.

                           (v) A wire transfer to DEFS of the amount due with
                  respect to the Purchase Price (as set forth in the Preliminary Settlement Statement).

                           (vi) The Transition Services Agreement.

                           (vii) The Coyanosa Agreement.

                           (viii) The Environmental Insurance.

                           (ix) The Operating Agreement

                                    ARTICLE X

                                   TERMINATION

         10.1 Termination at or Prior to Closing. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

                  (a) DEFS and BUYER may elect to terminate this Agreement at any time prior to the Closing by mutual written consent of the Parties;

                  (b) Either Party by written notice to the other Party may terminate this Agreement if the Closing shall not have occurred on or before March 1, 2004; provided, however, that a Party may not terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement;

                  (c) Either Party may terminate this Agreement at any time on or prior to the Closing if the other Party shall have materially breached any representations, warranties or covenants of such other Party herein contained and the same is not cured within thirty (30) days after receipt of written notice thereof from the non-breaching Party; and

                  (d) By written notice to BUYER, DEFS may terminate this Agreement if DEFS has not timely received the Deposit as provided in
         Section 2.4.

                  (e) Either Party may terminate this Agreement to the extent such termination is expressly authorized by another provision of this Agreement.

         10.2 Effect of Termination. In the event that Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 10.1, then neither Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve either Party from any liability for any willful breach of this Agreement, and (ii) the provisions of
Section 2.4, Section 7.3(c) and Article XII shall survive any termination of this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

         11.1 Indemnification by BUYER. Effective upon Closing, BUYER shall defend, indemnify and hold harmless DEFS and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the "DEFS Indemnitees") from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the DEFS Indemnitees as a result of or arising out of:

                  (a) the breach of any of the representations, warranties, covenants, or agreements of BUYER contained in this Agreement;

                  (b) to the extent that DEFS is not required to indemnify BUYER pursuant to Section 11.2, the Assumed Obligations; and

                  (c) to the extent that DEFS is not required to indemnify BUYER pursuant to Section 11.2, all liabilities or obligations of any kind or nature resulting from or arising out of the ownership, use or operation of the Assets by BUYER, arising out of or relating to periods on and after the Effective Time.

                  (d) All liabilities or obligations of any kind or nature resulting from or arising out of the failure to obtain any DEFS Required Consents.

         11.2 Indemnification by DEFS. Effective upon Closing, DEFS shall defend, indemnify and hold harmless BUYER and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the

"BUYER Indemnitees") from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the BUYER Indemnitees as a result of or arising out of:

                  (a) the breach of any of the representations or warranties of DEFS contained in Article 5 of this Agreement;

                  (b) any Retained Liabilities and the breach of any of the covenants or agreements of DEFS contained in this Agreement;

                  (c) the matters described in Schedule 11.2(c); and

                  (d) with respect to obligations to make payments that are incurred during the period from and after December 1, 2003 until the Effective Time, failure by DEFS to calculate amounts owed and make payments under the Contracts when due and in a manner consistent with DEFS practices during the period covered by the Operating Statements.

         11.3 Deductibles, Caps, Survival and Certain Limitations.

                  (a) Subject to this Section 11.3, all representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.

                  (b) With respect to the obligations of DEFS:

                           (i) Under Section ll.2(a):

                                    (A)      none of the BUYER Indemnitees shall
                                             be entitled to assert any right to
                                             indemnification after two (2) years
                                             from the Effective Time;

                                    (B)      none of the BUYER Indemnitees shall
                                             be entitled to assert any right to
                                             indemnification unless the
                                             individual claim or series of
                                             related claims which arise out of
                                             substantially the same facts and
                                             circumstances exceed $25,000;

                                    (C)      none of the BUYER Indemnitees shall
                                             be entitled to assert any right to
                                             indemnification unless such claims
                                             in the aggregate exceed $250,000,
                                             and then only to the extent that
                                             all such claims exceed said amount;
                                             and

                                    (D)      none of the BUYER Indemnitees shall
                                             be entitled to assert any right to
                                             indemnification to the extent such
                                             claims exceed in the aggregate ten
                                             percent (10%) of the Purchase
                                             Price.

                           (ii) Under Section 11.2(d), none of the BUYER Indemnitees shall be entitled to assert any right to indemnification after two (2) years from the Effective Time.

                  (c) The claim for indemnity under this Agreement made by a Party Indemnitee shall be in writing, be based upon a Claim that is actually asserted (and, with respect to a BUYER Indemnitee, be delivered in good faith prior to the respective survival period under
         Section 11.3(b)), and specify in reasonable detail the specific nature of the Claim for indemnification hereunder ("Claim Notice"). Any such claim that is described in a timely delivered Claim Notice (and substantially related claims arising out of the same facts or circumstances) shall survive with respect to the specific matter described therein; provided, however, that any such claim by any BUYER Indemnitee involving an Environmental Defect shall terminate at the earlier of:

                           (i) The time that DEFS or another Person designee receives closure from a Governmental Authority of the respective Environmental Defect; or

                           (ii) 365 days have lapsed after DEFS or another Person provided notice of completion of such cleanup activity to the Governmental Authority that has actually asserted jurisdiction over such matter; or

                           (iii) A Governmental Authority having appropriate jurisdiction has issued a final determination that there was not a violation of Environmental Law with respect thereto or there is no longer a violation of Environmental Law with respect thereto.

                  (d) Notwithstanding anything contained herein to the contrary, in no event shall DEFS be obligated under this Agreement to indemnify (or be otherwise liable hereunder in any way whatsoever to) any of the BUYER Indemnitees with respect to a breach of any representation or warranty, if BUYER had Knowledge thereof at Closing and failed to notify DEFS in writing of such breach prior to Closing.

                  (e) Section 11.2 sets forth BUYER'S sole and exclusive remedy with respect to Environmental Defects affecting the Assets.

         11.4 Notice of Asserted Liability; Opportunity to Defend.

                  (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 11.4. Any person claiming indemnification hereunder is referred to herein as the "Indemnified Party" or "Indemnitee" and any person against whom such claims are asserted hereunder is referred to herein as the "Indemnifying Party" or "Indemnitor."

                  (b) In the event that any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle the Claim or remedy a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.

                  (c) The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 12.8 hereof, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnified Party by the Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person ("Third Person Claim"), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.

                  (d) If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Third Person Claim within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

                  (e) If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Third Person Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Third Person Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

                  (f) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If the Indemnified

         Party joins in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto.

                  (g) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Person Claim and in making any counterclaim against the Third Person asserting the Third Person Claim, or any cross-complaint against any person. No Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

                  (h) At any time after the commencement of defense of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Third Person Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Third Person Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Third Person Claim; provided that, the other Person to the contested Third Person Claim had agreed in writing to accept such amount in payment or compromise of the Third Person Claim as of the time the Indemnifying Party made its request therefore to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Person Claim.

         11.5 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND THE DEFS INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO SAID AGREEMENTS, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

         11.6 Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF,

REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

         11.7 DTPA Waiver. TO THE EXTENT APPLICABLE TO THE INTERESTS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES ITS RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS & COMMERCIAL CODE (A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS). AFTER CONSULTATION WITH AN ATTORNEY OF ITS CHOICE, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

         11.8 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER DEFS OR BUYER BE LIABLE TO THE OTHER, OR TO THE OTHER'S INDEMNITEES, UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL (INCLUDING ANY LOSS OF THROUGHPUT ON THE ASSETS), SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE DEFS INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH DEFS INDEMNITEES OR BUYER INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

         11.9 Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1 Expenses. Each of DEFS and BUYER WILL bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

         12.2 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement. Without limiting the preceding sentence, DEFS shall cooperate with BUYER with respect to (a) transitioning the protest and/or appeal of property Tax assessments and (b) providing reasonable access during normal business hours to non-privileged documents, records and information (including access to personnel familiar therewith and the right, at BUYER'S cost, to make copies thereof) retained by or under the direct or indirect control of DEFS and that are or may become relevant to BUYER insofar as such documents, records and information relate to (i) DEFS ownership, operation or maintenance of the Assets prior to the Closing or (ii) the handling of Claims assumed by BUYER pursuant to this Agreement; provided, however, that BUYER shall bear all third party costs reasonably incurred by DEFS in responding to such requests by BUYER.

         12.3 Apportionment of Property Taxes; Transfer Taxes; and Recording
Fees.

                  (a) Prior to the Closing, DEFS shall determine, in accordance with this Section 12.3, the portion of general property Tax attributable to the period from January 1 (of the year in which Closing occurs) to the Effective Time (the "DEFS Property Tax"). DEFS shall pay the amount of the DEFS Property Tax to BUYER at Closing pursuant to the adjustment provisions of Section 3.2. The DEFS Property Tax shall be an amount equal to the product of (i) the amount of such general property Tax for the entire taxable period that includes the Effective Time (or, with respect to any property Tax, the amount of such general property Tax for the immediately preceding taxable period in the case of those Assets, if any, for which such general property Tax for the current period cannot be determined), times (ii) a fraction, the numerator of which is the number of days from January 1 (of the year in which Closing occurs) to the Effective Time and the denominator of which is the total number of days in the entire taxable period. Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for such general property Tax, BUYER hereby agreeing to assume the payment of all such general property Tax effective upon the Closing. If either party receives a statement or invoice concerning property Taxes and such statement relates to properties in addition to the Assets, the Parties will cooperate in good faith to apportion and timely pay such statement.

                  (b) DEFS and BUYER believe that this purchase and sale of the Assets is exempt from or is otherwise not subject to any and all sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, DEFS shall timely pay and solely bear all such type of Taxes.

                  (c) DEFS shall record all assignments and conveyances of Real Property Interests with the appropriate Governmental Authorities. BUYER shall reimburse DEFS for all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, DEFS shall provide BUYER with recorded copies of all documents conveying the Assets to BUYER.

         12.4 Assignment. Except as specifically permitted by Section 7.15, neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided, however, that, without the consent of DEFS, BUYER may, without relieving BUYER from its liabilities hereunder, (a) assign this Agreement, and its rights and obligations hereunder, to an Affiliate of BUYER or to an entity formed, controlled and primarily owned by BUYER, and/or
(b) collaterally assign this Agreement to any entity providing financing to BUYER.

         12.5 Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof; provided that the Confidentiality Agreement (which is hereby ratified) shall terminate upon Closing. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party's obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

         12.6 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

         12.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.8 Governing Law, Dispute Resolution and Arbitration.

                  (a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Texas, without reference to conflicts of Laws principles.

                  (b) Negotiation. In the event of any Arbitrable Dispute, the Parties shall promptly seek to resolve any such Arbitrable Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitrable Dispute. When a Party believes there is an Arbitrable Dispute under this Agreement that Party will promptly give the other Party written notice of the Arbitrable Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party's position and a summary of the evidence and arguments supporting such position, and
         (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. In the event the Arbitrable Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitrable Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitrable Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days' notice of such intention and may also be accompanied by an attorney.

                  (c) Failure to Resolve. If the Arbitrable Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 12.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of
         Section 12.8(b) or otherwise refuses to participate under the provisions of Section 12.8(b), either Party may initiate binding arbitration pursuant to the provisions of Section 12.8(d) below.

                  (d) Arbitration. Any Arbitrable Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Arbitration Rules"), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States
         Code) and in accordance with the following provisions:

                           (i) If there is any inconsistency between this
         Section 12.8(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 12.8(d) will control the rights and obligations of the Parties.

                           (ii) Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitrable Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within fifteen (15) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such fifteen (15) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the Southern District of Texas, or such other person designated by such judge. The two arbitrators so selected shall within fifteen (15) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such fifteen (15) day period, either Party may request the Chief U.S. District Court Judge for the Southern District of Texas, or such other person designated by such judge to select the third arbitrator as soon as possible. In the event the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by



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


         the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

                           (iii) The hearing will be conducted in Houston, Texas, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

                           (iv) Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

                           (v) The arbitrators shall have no right or authority to grant or award damages that are precluded by Section 11.8.

                           (vi) The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of the Southern District of Texas, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

                           (vii) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

                           (viii) The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

                           (ix) The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitrable Dispute as provided in Section 12.8(b) above until such time as the Arbitrable Dispute has been resolved pursuant to Section 12.8(b), or an arbitration award has been entered pursuant to this Section 12.8(b).

                  (e) Recovery of Costs and Attorneys' Fees. In the event arbitration arising out of this Agreement is initiated by either Party, after the entry of a final non-appealable order, if one Party has predominantly prevailed in the dispute, it shall be entitled to recover from the other Party all court costs, fees and expenses of such arbitration, including reasonable attorneys' fees that are specifically included in the arbitration award.

                  (f) Choice of Forum. If, despite the Parties' agreement to submit any Arbitrable Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in Harris County, State of Texas.

                  (g) Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

                  (h) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 12.8, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

         12.9 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:


                  BUYER:

                  Regency Gas Services Waha, LP
                  Attention: David Biegler
                  1700 Pacific Avenue, Suite 2900
                  Dallas, Texas 75201
                  Telephone: 469-916-8401
                  Facsimile: 469-916-8017

                  With a copy to:
                  Gardere Wynne Sewell LLP
                  Attention: Lawrence B. Goldstein
                  3000 Thanksgiving Tower
                  1601 Elm Street, Suite 3000
                  Dallas, Texas 75201-4761
                  Telephone: 214-999-4564
                  Facsimile: 214-999-3564


                  DEFS:

                  Duke Energy Field Services, LP
                  370 - 17th Street, Suite 2500
                  Denver, Colorado 80202
                  Telephone: (303) 595-3331
                  Facsimile: (303) 605-2225
                  Attn: President

                  with a copy to:

                  Duke Energy Field Services, LP
                  370 - 17th Street, Suite 2500
                  Denver, Colorado 80202
                  Telephone: (303) 595-3331
                  Facsimile: (303) 605-2226
                  Attn: General Counsel

or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 12.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

         12.10 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. BUYER and DEFS will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

         12.11 Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party, and each Party hereby waives and disclaims any right of offset or setoff under all applicable Law or common Law.

         12.12 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article XI shall inure to the benefit of the BUYER Indemnitees and the DEFS Indemnitees as provided therein.

         12.13 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.



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


         THE PARTIES HAVE signed this Agreement by their duly authorized officials as of the date first set forth above.


DUKE ENERGY FIELD SERVICES, LP


By: /s/ Ronald J. Barcroft
    --------------------------------------
    Ronald J. Barcroft, Vice President



REGENCY GAS SERVICES WAHA, LP
BY REGENCY WAHA GP, LLC, GENERAL
PARTNER


By: /s/David W. Biegler
    --------------------------------------
    David W. Biegler, Chairman



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